Exhibit 23.9

In connection with the Registration Statement on Form S-3 (the “Form S-3”) to be filed by 5E Advanced Materials, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (“SEC”), the undersigned hereby consents to:

(i)

The filing and/or incorporation by reference by the Company and use of the Technical Report Summary titled “Initial Assessment Report (October 2023) on 5E Advanced Materials Fort Cady Project” with a revised report date of October 27, 2023, report date of May 11, 2023, and report effective date of April 1, 2023 (the “Technical Report Summary”) that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the SEC, filed as Exhibit 96.1 to the Annual Report on Form 10-K/A;

(ii)

The use of and references to the undersigned’s name as a “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC), in connection with the Form S-3 and any such Technical Report Summary; and

(iii)

The use of any quotation from, or summarization of, the particular section or sections of the Technical Report Summary in the Form S-3, to the extent it was prepared by the undersigned, that the undersigned supervised its preparation of and/or that was reviewed and approved by the undersigned, that is included or incorporated by reference to the Form S-3.

The undersigned is responsible for, and this consent pertains to Sections 1, 2, 16, 19, 21, 22, 23, 24 and 25 of the Technical Report Summary.

Neither the whole nor any part of the Initial Assessment Report (October 2023) nor any reference thereto may be included in any other filings with the SEC without the prior written consent of the undersigned as to the form and context in which it appears.

By:	/s/ Paul Weibel
Name:	Paul Weibel, CPA (License No. CA 056912)
Title:	Chief Financial Officer, 5E Advanced Materials, Inc.

Date: January 29, 2024